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                                                                Exhibit 10.2



                       ABBOTT-RIBOGENE RESEARCH AGREEMENT


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                                Table of Contents

                                                               Page
I. DEFINITIONS ..................................................5

1.1    Abbott Compound ..........................................5
1.2    Affiliate ................................................6
1.3    Annual Research Plan .....................................7
1.4    Beneficiary Party ........................................7
1.5    Collateral Party .........................................7
1.6    Contract Year and Contract Quarter .......................7
1.7    Field ....................................................7
1.8    FTE ......................................................8
1.9    Independent Information ..................................8
1.10   Joint Management Team or JMT .............................9
1.11   Know-how .................................................9
1.12   License Agreement .......................................10
1.13   Product .................................................10
1.14   Program Information .....................................10
1.15   Program Inventions and Joint Program Inventions .........11
1.16   Research Program or Program .............................11
1.17   Research Term ...........................................12
1.18   RiboGene Compound .......................................12
1.19   RiboGene Intellectual Property ..........................12
1.20   RiboGene Lead ...........................................13
1.21   RiboGene Patent Rights ..................................13

II. RESEARCH ACTIVITIES ........................................14

2.1    RiboGene Efforts ........................................14
2.2    Abbott Efforts ..........................................14
2.3    Conflict In Terms .......................................14
2.4    Allocation of Resources .................................14
2.5    Laboratory Records ......................................15
2.6    Reporting and Access ....................................15
2.7    Compliance ..............................................15
2.8    Binding Effect ..........................................15
2.9    Exclusivity .............................................15
2.10   Exception to Exclusivity ................................16

III. OVERSIGHT OF THE RESEARCH PROGRAM .........................17

3.1    JMT Duties ..............................................17
3.2    JMT Composition .........................................17
3.3    RiboGene Representatives ................................18
3.4    Meetings ................................................18
3.5    Decision Making .........................................19
3.6    Annual Research Plan ....................................19

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
IV. RESEARCH SUPPORT ...........................................19

4.1    Abbott Funding ..........................................19
4.2    Control .................................................20

V. CONFIDENTIALITY OF INDEPENDENT AND PROGRAM INFORMATION ......20

5.1    Confidentiality and Nonuse ..............................20
5.2    Required Disclosure .....................................21
5.3    Return of Independent and Program Information ...........21
5 4    Program Information .....................................22
5.5    Nondisclosure of Third Party Confidential Information....23
5.6    Publicity ...............................................23
5.7    Permitted Disclosure ....................................23
5.8    Publications ............................................23

VI. RIGHTS TO PROGRAM INVENTIONS ...............................24

6.1    Disclosure of Inventions ................................24
6.2    Determination of Inventorship ...........................24
6.3    First Assignment of Rights ..............................24
6.4    Alternate Assignment of Rights ..........................25
6.5    ownership Rights ........................................29
6.6    Invention Use During the Research Term ..................29
6.7    Invention Rights Following the Research Term ............29

VII. WARRANTIES AND LIMITATIONS ON RIGHTS ......................30


7.1    RiboGene Warranties .....................................30
7.2    Limitation on Warranties ................................31
7.3    Disclaimer ..............................................31
7.4    Limitations on Rights ...................................31

VIII. LIABILITIES AND INDEMNITY ................................32

8.1    Liabilities .............................................32
8.2    Indemnification .........................................32

IX. TERM AND TERMINATION .......................................33

9.1    Term ....................................................33
9.2    Possible Extension ......................................33
9.3    Termination Without Breach ..............................33
9.4    Effect of Breach ........................................34
9.5    Effect of Bankruptcy or Agreement Revision ..............34
9.6    Consequences of Termination .............................35

X. MISCELLANEOUS ...............................................35

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
10.1   Notices .................................................35
10.2   Independence of Parties .................................36
10.3   Impact on Other Relationships ...........................36
10.4   No Third-Party Beneficiaries ............................36
10.5   No Waiver ...............................................37
10.6   Merger Clause ...........................................37
10.7   Alternative Dispute Resolution ..........................37
10.8   Headings ................................................42
10.9   Governmental Compliance and Effect of Invalidity ........42
10.10  Assignability ...........................................42
10.11  Succession ..............................................43

10.12  Government Compliance ...................................43
10.13  Governing Law ...........................................43

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                               RESEARCH AGREEMENT

      This Research Agreement ("Agreement") is entered into effective as of April 26, 1996 (the "Effective Date") by and between RiboGene, Inc., a California corporation with a principal place of business at 21375 Cabot Boulevard, Hayward, California 94545 ("RiboGene") and Abbott Laboratories, an Illinois corporation with a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 ("Abbott").

      WHEREAS, RiboGene is experienced in translation biochemistry, particularly in eukaryotic translation mechanisms, and in screening compounds and materials for fungicidal and fungistatic activity, and owns or has exclusive licenses to a number of compounds already identified as possessing such activity, and Abbott is experienced in the discovery and development of small molecule pharmaceutical products, including those with antifungal properties, and in obtaining regulatory approval for and in commercializing such pharmaceutical products; and

      WHEREAS, the parties desire to collaborate in a Research Program (as defined hereinbelow) directed to accelerating the discovery of new pharmaceutical and/or agricultural products possessing antifungal activity and/or new diagnostic products related to conditions caused by fungal Infections and/or diseases, and to provide for a license to Abbott for the evaluation and possible development and eventual commercialization of such products.

      NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, Abbott and RiboGene agree as follows:

                                 I. DEFINITIONS

      1.1 "Abbott Compound" shall mean any synthetic chemical compound or biological material, which compound or material:

      A. is represented in compound libraries/collections owned or controlled by Abbott and/or Abbott Affiliate (where "Affiliate" Is defined hereinbelow) as of the Effective Date, whether or not the same compound or material is represented in compound libraries/collections owned or controlled by RiboGene and/or RiboGene Affiliate as of the Effective Date;


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or

      B. is acquired by or prepared by Abbott independently of the Research Program; or

      C. is acquired or prepared by Abbott under the Research Program, including any analog of any RiboGene Compound (as defined hereinbelow) prepared by Abbott, but excluding any RiboGene Compound prepared by Abbott; or

      D. is discovered or identified by or for Abbott based on criteria developed under the Research Program; which, in each case:

            (a) demonstrates antifungal activity during the Research Program using RiboGene's translation inhibition screening assays, or using other translation or non-translation inhibition screening assay(s) developed under the Research Program, as the principal enabling screen; and

            (b) demonstrates a [*] or higher IC(5O) value in a mammalian in vitro translation assay than that demonstrated in a fungal in vitro translation assay, each assay existing at RiboGene as of the Effective Date, or demonstrates similar selectivity advantage in another in vitro assay, developed by one party or both parties during the Research Term (as defined hereinbelow) or agreed upon by the JMT, over a measure from a corresponding mammalian assay; and

            (c) demonstrates an MIC (less than or equal to) [*] agreed upon by the JMT;

      E. is any salt, ester, amide, complex, chelate, hydrate, isomer, stereoisomer, crystalline or amorphous form, prodrug, metabolite, metabolic precursor, or analog of any of the above-included compounds or materials.

Abbott Compound does not include a compound or material provided to Abbott by RiboGene under the Material Transfer Agreement between RiboGene and Abbott effective June 7, 1995.

      1.2 "Affiliate" shall mean, with respect to either party, any legally-distinct corporation, firm, individual, or other form of business organization, which directly or indirectly owns, controls, is controlled by, or is under common control with, a party hereto. An entity shall be regarded as being in control of another entity if the former entity has the direct or indirect power to order or cause the direction of the policies of


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the other entity, whether through ownership of fifty percent (50%) or more in the United States or thirty percent (30%) or more outside the United States of the outstanding voting securities of that entity, through other dominant equity ownership, or by contract, statute, regulation, or otherwise.

      1.3 "Annual Research Plan shall mean the statement of objectives for the activities of RiboGene and Abbott under the Research Program for the particular Contract Year (as defined hereinbelow), and the reasonably-detailed description of and timetable for the research activities planned for such Contract Year, consistent with and designed to accomplish the goals of the Research Program that is to be conducted during that particular Contract Year, which is prepared by RiboGene and Abbott, and reviewed and revised and/or approved by the Joint Management Team (as defined hereinbelow). The Annual Research Plan for the first Contract Year shall be attached hereto as Exhibit I, with subsequent Annual Research Plan s being attached hereto as Exhibits II, III and so forth, as appropriate, upon approval of such Annual Research Plans by the Joint Management Team.

      1.4 "Beneficiary Party" shall mean the party, or possibly parties according to the provisions of Section 6.4, to this Agreement to which is assigned or licensed a Program Invention or Joint Program Invention, according to the provisions of Section 6.3 or Section 6.4.

      1.5 "Collateral Party" shall mean the party to this Agreement which can use a Program Invention for purposes of this Agreement, but to which such Program Invention is not assigned or licensed for use thereafter.

      1.6 "Contract Year" shall mean any consecutive twelve (12)-month period commencing on the Effective Date, or commencing on any twelve (12)-month anniversary of such date, during the Research Term. "Contract Quarter" shall mean a three (3)-month period commencing on the Effective Date or on any three
(3)-month anniversary of such date, during the term of this Agreement.

      1.7   "Field" shall mean the treatment, mitigation, cure,


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prevention, detection, and/or monitoring of mycotic (fungal) infections or diseases, not including those caused by Pneumocystis carinii, in humans, animals and/or plant protection.

      1.8 "FTE" means the time and work output equivalent to one full-time employee who is proficient in the performance of all assigned duties and responsibilities.

      1.9 "Independent Information" shall mean all valuable, confidential technical and commercial information, know-how or trade secrets, including all proprietary scientific and other information or samples which either party has prior to, or may independently develop or obtain during the term of, this Agreement that is not obtained as a result of the Research Program, such as research and business capabilities and strategies, drug targets, ligands, related research, development plans, or other information related to that party, possibly including but not necessarily limited to Know-how (as defined hereinbelow), research methodologies, protocols, receptors, receptor agonists or antagonists, modulators of transcription factors, screening and testing assays patent applications not yet published, commercialization plans, independent research activities or strategies, safety and toxicity results, pharmacological or pharmacokinetic data, formulation and process information, medical uses, delivery mechanisms, or other information, data or plans, provided by the party originally possessing the information ("Disclosing Party") to the other party ("Receiving Party"), which technical or business information:

            (a)   is in writing or in other physical form, marked
 "Confidential", or

            (b) is disclosed originally by the Disclosing Party orally, visually or in some other form and identified as confidential, then subsequently summarized and reduced to a reasonably-detailed writing or to another physical form, marked "Confidential and delivered to the Receiving Party within one (1) month from the original date of disclosure; but shall not include information which:

            (c) is in or comes into the public domain without breach of this Agreement; or

            (d) can be shown to have been known to or subsequently independently developed by or for the Receiving Party without benefit of


                                      -8-
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the Disclosing Party's Independent Information; or

            (e) is properly provided to the Receiving Party, without restriction, by an independent third party under no obligation of confidentiality to the Disclosing Party; or

            (f) is disclosed by the original Disclosing Party on a nonconfidential basis to any independent third party.

      1.10 "Joint Management Team" or "JMT" shall mean a committee consisting of three (3) official representatives appointed by each party hereto that shall be the primary vehicle for oversight, coordination and modification of the Annual Research Plans and recommendation(s) of resource reallocations in order to better meet the objectives of the Research Program.

      1.11 "Know-how" shall mean any and all nonpatented technical data, drawings, documentation, and other information, in each case relating in some way to the Field, which is owned by RiboGene as of the Effective Date or is independently generated, acquired or licensed, with the right to sublicense, by RiboGene during the term of this Agreement and which is not included in published patent applications and/or issued patents within RiboGene Patent Rights (as defined hereinbelow). Know-how may relate to protein translation (i.e., protein synthesis and mRNA translation), fungal genetics, RNA stability, the identification and use of pathogen-specific targets, high throughput screening assays, characteristics of desirable translation inhibitors, or the development, formulation or marketing thereof, and may include, without limitation:

            (a) research techniques and equipment and modifications thereto, protocols, processes, and results;

            (b) chemical, toxicological, pharmacological, and preformulation properties of compounds or materials independently owned by or licensed to RiboGene prior to the Research Program and other translation Inhibitors; and

            (c) preclinical data and other information relating to the safety or efficacy of compounds or materials independently owned by or licensed to RiboGene prior to the Research Program.

Know-how shall include nonpatented Program information exclusively assignable to RiboGene according to the provisions of Section 5.4, Section


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6.3 and/or Section 6.4, except for Program Inventions for which Abbott does not have a nonexclusive license, according to the provisions of Section 6.4. Know-how shall not include Program Information assignable to or nonexclusively licensed by Abbott according to the provisions of Section 5.4, Section 6.3 and/or Section 6.4.

      1.12 "License Agreement" shall mean the License Agreement between Abbott and RiboGene of even date which, inter alia, conveys rights to RiboGene Compounds and to the benefits of RiboGene Intellectual Property.

      1.13 "Product" shall mean (a) any pharmaceutical formulation(s) containing one or more RiboGene Leads and/or Abbott Compounds, which is/are intended and promoted for human or animal use; or (b) a diagnostic product comprising one or more Abbott Compounds and/or RiboGene Leads, that is intended and promoted for the detection and/or monitoring of mycotic infections or diseases in humans, animals or plant protection; or (c) a plant protection formulation comprising one or more Abbott Compounds and/or RiboGene Leads, that is intended and promoted for the treatment, cure or prevention of mycotic diseases or infections in plants.

      1.14 "Program Information" shall mean valuable technical or other information, which is solely or jointly generated as a direct result of the Research Program, including, but not necessarily limited to, Annual Research Plans, mechanisms of action, screening methodologies, patent applications not yet published, translation inhibitor characteristics, new Abbott Compounds, the identity of or other Program-generated information related to RiboGene Compounds, efficacy and toxicity results, bioavailability data, formulation and process information, delivery mechanisms, know-how and/or ideas, which information:

            (a) is in writing or in other physical form, dated and marked "Program Information"; or

            (b) is disclosed originally by a party hereto orally, visually or in another form and identified as Program Information, then subsequently summarized and reduced to a writing or to another physical form, marked "Program Information", and delivered to the other party hereto within one (1) month from the original date of disclosure; or

            (c)   which should reasonably be kept confidential, at least until


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Abbott can make a decision about its commercial relevance and/or value; but shall not include information which:

            (d) is in or comes into the public domain without breach of this Agreement; or

            (e) can be shown to have been known to or is subsequently independently developed by the Collateral Party without benefit of the Program Information; or

            (f) Is properly provided, without restriction, to the party claiming exception to Program Information treatment, according to the provisions of Section 5.4, by an independent third party which has not obtained such information under an obligation of confidentiality to one of the parties.

      1.15 "Program Inventions" shall mean all inventions, innovations, improvements, ideas, discoveries, technology, know-how, methods, applications and products (whether or not patentable) arising under the Research Program, which are conceived, derived, reduced to practice, made or developed during the term of and the four (4) months following conclusion of the Research Program by one or more individuals who are employees of one of the parties at the time of the inventive contribution of such individual(s). "Joint Program Inventions" shall mean all inventions, innovations, improvements, ideas, discoveries, technology, know-how, methods, applications and products (whether or not patentable) arising under the Research Program, which are conceived, derived, reduced to practice, made or developed during the term of and the four (4) months following the conclusion of the Program by at least two individuals, at least one individual of which is an employee, at the time of the inventive contribution of such individual, of one of the parties hereto, and at least one individual of which is an employee, at the time of the inventive contribution of such individual, of the other party hereto.

      1.16 "Research Program or "Program" shall mean collaborative research activities between Abbott and RiboGene, based on RiboGene Intellectual Property, as revised and/or extended by Program Inventions and/or Joint Program Inventions; that are directed to the discovery and development of novel broad spectrum antifungal compounds of clinical and commercial value in the Field. The Research Program does not include either activities within Abbott's cell wall inhibition antifungal program


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
or any other non-translation inhibition-based antifungal program within Abbott or activities within RiboGene's research targeted specifically to Pneumocystis carinii infections or diseases.

      1.17 "Research Terms" shall mean a period of three (3) Contract Years, unless otherwise terminated according to the provisions of Article IX below or extended by mutual written consent of the parties.

      1.18 "RiboGene Compound" shall mean any synthetic chemical compound or biological material that has demonstrated antifungal activity according to RiboGene's translation inhibition screening assays, which

        A. is either owned by or licensed, with permission to sublicense, to RiboGene as of the Effective Date, including but not limited to a compound or material provided to Abbott by RiboGene under the provisions of the Material Transfer Agreement between RiboGene and Abbott effective June 7, 1995; or

      B. is in-licensed by, with the right to sublicense, or acquired, by RiboGene during the Research Term and which does not correspond to an Abbott Compound within Abbott's or an Abbott Affiliate's libraries/collections prior to the date of acquisition by RiboGene;

      C. is any salt, ester, amide, complex, chelate, hydrate, isomer, stereoisomer, crystalline or amorphous form, prodrug, metabolite, metabolic precursor, or analog of any of the above-included compounds or materials.

A RiboGene Compound does not include a compound or material defined as an Abbott Compound according to the provisions of Section 1.1, or any compound licensed to RiboGene pursuant to an agreement, effective September, 1993, among RiboGene, Pharm-Eco Laboratories, Inc. and the University of North Carolina.

      1.19 "RiboGene Intellectual Property" shall mean RiboGene Patent Rights (as defined hereinbelow) and Know-how, as well as Program inventions and/or Joint Program Inventions assigned exclusively to RiboGene according to the provisions of Section 6.3 and Program Inventions and/or Joint Program Inventions exclusively assigned to RiboGene and for which Abbott has a nonexclusive license, according to the provisions of Section 6.4, or extensions or revisions of any of the


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above based on jointly-assigned Joint Program Inventions according to the provisions of Section 6.4.

      1.20 "RiboGene Lead" shall mean a RiboGene Compound which (a) in the judgment of the JMT under the Research Program, demonstrates selective fungal translation inhibition according to RiboGene's mycotic in vitro translation assays and mammalian in vitro translation assays; and (b) demonstrates an MIC less than or equal to [*] agreed upon by the JMT; and (c) has a chemical structure amenable to modification through medicinal or combinatorial chemistry, as judged by the JMT. A compound or material shall cease to be a RiboGene Lead if, after [*] following the termination or expiration of the Research Term, Abbott has not identified such compound or material to RiboGene as among the up to [*] RiboGene Leads that Abbott has selected as being those to which Abbott desires to retain exclusive rights, to the extent RiboGene can grant such exclusive rights.

      1.21 "RiboGene Patent Rights" shall mean all patent applications and patents in any country of the world, which relate in some way to the Field and are exclusively owned by or licensed, with the right to sublicense (which right RiboGene shall make every reasonable effort to obtain), to RiboGene during the term of this Agreement and during the six (6)-month period thereafter. RiboGene Patent Rights cover one or more compounds or materials useful in the Field, the preparation and/or use thereof, or other compositions and/or technology useful in the Research Program, and include all divisions, continuations, continuations-in-part, additions, registrations, confirmations, renewals, extensions, supplemental protection certificates, reexaminations and reissues of the above patent applications and patents. RiboGene Patent Rights include patent applications and patents assigned to RiboGene according to the provisions of
Section 6.3, but do not include patent applications and patents assigned to RiboGene according to the provisions of Section 6.4, in which Abbott has a nonexclusive license, under the provisions of Section 6.4. RiboGene Patent Rights include, but are not necessarily limited to, those identified in Exhibit A attached to this Research Agreement, and updated by RiboGene, as justified by filing, prosecution, issuance and/or maintenance circumstances, and reattached hereto.


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                             II. RESEARCH ACTIVITIES

      2.1 RiboGene Efforts RiboGene shall use all reasonable efforts to expeditiously perform its part of the Research Program substantially in accordance with the terms and conditions of this Agreement, including the descriptions and timetables of the Annual Research Plans and any additional specifications as may be proposed by the JMT and agreed upon in writing by the parties hereto from time to time during the Research Term.

      2.2 Abbott Efforts Abbott shall expend at least [*] per year in support of its own activities under the Research Program, in addition to its separate, but related support of RiboGene's activities, according to the provisions of
Section 4.1; shall identify, at its sole option, and permit RiboGene to use pertinent Abbott technology, only during the Research Term, and only for purposes of the Program; and will provide to RiboGene such of its research data, results and conclusions which it deems necessary to accomplish the objectives of the Research Program.

      2.3 Conflict in Terms In the event of a conflict between the Annual Research Plans and this Agreement, the terms and conditions of this Agreement shall control.

      2.4 Allocation of Resources RiboGene shall allocate sufficient resources and effort to carry out its obligations under the Research Program. RiboGene shall assign not fewer than eight (8) FTE scientific personnel, identified to Abbott, comprising at least three (3) Ph.D. or M.D. and the remainder at least Bachelor of Science qualified researchers, with the aggregate skills and experience, and shall obtain and/or dedicate sufficient equipment and facilities, to fulfill the expectations that the parties have for the Program. RiboGene shall promptly inform Abbott of any changes in the assignments of any such FTE's and shall promptly add or substitute individuals of comparable or superior skills into the Program in place of one or more of the original FTE's, as circumstances dictate, and shall apprise Abbott, in advance, of all such plans.


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      2.5   Laboratory Records  RiboGene shall keep and maintain detailed records of its research and screening activities and laboratory data generated in the course of or otherwise in connection with the Research Program in order for RiboGene to furnish complete and accurate information to the Joint Management Team and Abbott, to the extent necessary for RiboGene to fulfill its obligations under the Research Program. RiboGene shall permit Abbott to have reasonable access to such records, and to facilities where RiboGene's research and screening under the Research Program is being conducted, upon reasonable notice and during regular business hours. All information obtained as a result of such access shall be treated as RiboGene's Independent Information or as Program Information, as the case may be.

      2.6 Reporting and Access During the term of this Agreement, each party shall frequently communicate with the other on the progress of and results achieved in the Research Program; and may be required by the JMT to provide all representatives and alternates, if applicable, to the JMT, at such times as determined by and in a format agreed upon by the JMT, with detailed written reports of its activities under the Program, as well as the data and results obtained by it in connection with the Research Program.

      2.7 Compliance Each party shall conduct its part of the Research Program in compliance with all federal, state and local laws, ordinances, regulations, standards and guidelines applicable thereto, including but not limited to all applicable environmental regulations and guidelines.

      2.8 Binding Effect Each party's employees involved in the Research Program shall be bound as employees of that party by all confidentiality and invention-assignment terms of this Agreement.

      2.9 Exclusivity During the Research Term, including any extension thereof, and for six (6) months thereafter, subject to the provisions of Section 9.6, and except as provided in Section 2.10 or in connection with any Small Business Innovative Research Grant(s) received by RiboGene from the National Institutes of Health prior to or during the Research Term, neither RiboGene nor any of its Affiliates, without receiving the written approval of Abbott, shall conduct or have conducted independent research in the Field, or accept funding for research in the Field from or provide research services in the Field to or consult in the Field for any third party or permit any third party to use or benefit from any RiboGene Intellectual Property in the Field, or invest or become a partner or shareholder in or provide funding or technology or personnel to any entity for purposes of conducting research in or developing or commercializing products for the Field, or establish a joint venture in the Field with any entity.

      2.10 Exception to Exclusively The provisions of Section 2.9 notwithstanding, RiboGene may screen synthetic chemical compounds and/or biological Materials owned and provided by an agrochemical company, with which RiboGene is negotiating as of the Effective Date and the identity of which RiboGene will disclose to Abbott as RiboGene Confidential Information on the Effective Date, in either or both of the two translation-based antifungal assays within RiboGene Intellectual Property that are in existence on the Effective Date, with the understanding that:

            (a) RiboGene and/or Abbott shall compare the library of compounds and/or materials provided by the agrochemical company with those in Abbott's or Abbott Affiliate's libraries and those identified as RiboGene Compounds, and RiboGene shall, without identifying the reason to the agrochemical company, refuse to screen any compounds and/or materials identified as Abbott Compounds or RiboGene Compounds, according to the definitions above, for the agrochemical company;

            (b) RiboGene shall use its best efforts to obtain the right, under the rights of the agrochemical company, for Abbott, Abbott Affiliates and/or Abbott sublicensees, for the same milestone and royalty obligations as in the License Agreement and no other consideration, to modify, make, have made, develop, use, register, promote, offer for sale and sell such agrochemical company's compounds and/or materials for human or animal therapeutic and/or diagnostic purposes; and

            (c) RiboGene shall not grant rights to the agrochemical company to use RiboGene technology or any results of the use of RiboGene technology to identify, make, have made, import, use, evaluate, develop, promote, offer to sell and/or sell any compound or material for the treatment, mitigation, cure, prevention, detection and/or monitoring of fungal infections or diseases in humans or animals.


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
                     III. OVERSIGHT OF THE RESEARCH PROGRAM

      3.1   JMT Duties  The duties of the Joint Management Team shall be to:

            (a) Review, modify, and/or approve, in writing, each Annual Research Plan;

            (b) Receive and review communications and/or reasonably detailed reports, according to the provisions of Section 2.6, from each party on its activities under each Annual Research Plan, and otherwise monitor the progress of the Research Program, modifying such Annual Research Plan(s) and/or making recommendations to both parties for the modification of the Research Program in order to better fulfill the objectives of the parties;

            (c) Approve, in writing, the significant use of every third party entity which RiboGene would like to use in the performance of its material obligations under the Research Program; and

            (d) Review all preclinical data, generated by RiboGene and/or Abbott hereunder, on all Abbott Compounds and RiboGene Compounds, identify and select RiboGene Leads and promising Abbott Compounds as foci for further work under the Research Program, and, when appropriate, recommend to Abbott that it should consider and/or adopt a plan to develop one or more particular Abbott Compounds and/or RiboGene Leads which demonstrate an attractive antifungal activity and safety profile, according to the standards which the JMT shall adopt.

      3.2 JMT Composition The Joint Management Team shall be comprised of three (3) official representatives appointed by each party, initially comprising:

            From Abbott                      From RiboGene

      Jacob J. Plattner, Ph.D.          Laura S.L. Gaeta, Ph.D.
      Paul A. Lartey, Ph.D.             Charles M. Mochle, Ph.D.
      Robert C. Goldman, Ph.D.          Simon R. Green, Ph.D.

and shall be chaired by [*] from Abbott. Each party may appoint one or more alternates for such party's representatives upon reasonable notice to the other party, with an alternate being counted for purposes of constituting a quorum and/or being able to vote on a JMT


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matter, according to the provisions of Section 3.5 in both cases, only if the representative for whom the alternate is substituting is not present. Either party may change any of its official representatives or alternates, if applicable, to the JMT, and Abbott may replace the chair of the JMT, upon reasonable notice to the other party.

      3.3 RiboGene Representatives Should two (2) or more of the official RiboGene representatives initially appointed to the JMT relinquish active participation in the Research Program, RiboGene shall notify Abbott, in advance if possible, and RiboGene and Abbott shall promptly confer to evaluate the potential impact of such losses on the Research Program. They shall, as necessary, develop alternatives acceptable to both parties to assure continuation of effective research oversight and direction. In the event the parties are unable to agree upon an acceptable alternative after good faith discussions, Abbott shall have the right, but not the obligation, to immediately terminate this Research Agreement without further liability if Abbott reasonably determines that RiboGene will not be replacing a departed/departing representative with an individual of comparable or superior skills, experience and qualifications, except for the reimbursement of RiboGene's documented, reasonable, irrevocable commitments, which cannot otherwise be mitigated, as provided and limited in Section 9.3.

      3.4 Meetings The Chair shall convene the JMT in person at least once in each Contract Quarter, with the meeting location alternating between Abbott Park, Illinois and Hayward, California, or at sites otherwise agreed upon by the parties. A representative of the party which is acting as host of the meeting (i.e., the party located closest to the meeting site or, if the meeting is not near the headquarters of either, the party which had not hosted the most recent previous meeting) shall keep detailed records of such meeting and decisions, and shall distribute copies of such records, together with a copy of all written reports presented at the meeting, to all designated representatives and alternates, if applicable, of the JMT. The Chair of the JMT shall be responsible for keeping an official copy of all JMT meeting minutes and all reports to the JMT. When a physical meeting is impractical, but JMT business must be conducted between physical meetings, the Chair may convene a teleconference of representative(s) and/or alternate(s), if applicable, of the parties, and the Chair shall designate a representative of one of the parties to record and distribute a detailed record of such teleconference. In all cases, each party shall pay all costs incurred by its own participation in and, as applicable, its hosting of JMT meetings.

      3.5 Decision Making The attendance or presence of at least two (2) official representative(s) and/or previously-designated alternate(s), if applicable, of each party shall constitute a quorum for purposes of the JMT taking any action. All decisions of the JMT shall be reached by majority vote of all of the official representatives/alternates present in person or by proxy, with each official representative having one (1) vote on the JMT, and, if necessary to break a tie in any vote, the Chair having one (1) extra vote.

     3.6 Annual Research Plan Not later than sixty (60) days prior to the end of each Contract Year following which research under this Agreement is to continue, RiboGene and Abbott will jointly provide an Annual Research Plan for the following Contract Year (including, if relevant, any twelve (12)-month extension of the initial three (3)-year Research Term), to the JMT, which shall review and attempt to approve the Annual Research Plan for the following Contract Year by not later than thirty (30) days prior to the end of the then-current Contract Year. Notwithstanding anything in this Agreement to the contrary, the JMT may at any time during the term of this Agreement amend the current Annual Research Plan.

                              IV. RESEARCH SUPPORT

     4.1 Abbott Funding As consideration for RiboGene exerting all reasonable efforts in the conduct of the Research Program and for the rights granted hereunder, Abbott shall provide to RiboGene Five million United States dollars (USD5,000,000) in funding, including payments for salaries, supplies, materials, technology and other costs attributable to the Program, calculated on a fully-burdened basis in accordance with standard accounting practices, for the first three (3) years of the Research Program. In fulfillment of its obligations hereunder, Abbott shall pay to RiboGene: Four hundred seventeen thousand U.S. Dollars (USD417,000) within fifteen (15) calendar days after the Effective Date

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
and within fifteen (15) calendar days of each of the following ten (10) successive three (3)-month anniversaries thereof, and four hundred thirteen thousand U.S. dollars (USD413,000) for total payments of five million United States dollars (USD5,000,000) during the initial three (3)-year Research Term. RiboGene shall have no obligation to incur expenses in the conduct of the Research Program in excess of the amounts funded under this Section 4.1, unless RiboGene shall receive sufficient additional funding from Abbott to cover such additional expenses, payable by Abbott based on invoices for expenses, which expenses have been preapproved in writing by the JMT before such additional expenses are incurred, with such invoices, or other documentation acceptable to the JMT, being submitted to Abbott within thirty (30) days of the end of the Contract Quarter during which such additional expenses were incurred. In the event of premature termination of the Research Program or any other event resulting in an incorrect payment by Abbott, RiboGene shall remit any overpayment amount in such incorrect payment to Abbott, subject to the provisions of Section 9.3, within thirty (30) days after such overpayment occurs or is identified by either of the parties and, if necessary, brought to RiboGene's attention.

       4.2 Control RiboGene shall closely monitor expenditures for the Research Program and shall take all necessary steps to cause the funds provided by Abbott to be spent in accordance with this Agreement to accomplish the objectives of the Research Program. It shall provide to the JMT, within thirty
(30) calendar days of the end of each Contract Quarter and within forty-five
(45) days of the end of the Research Term, as the case may be, either a detailed written report of costs incurred by it in its Research Program activities during the preceding Contract Quarter or a summary report of the costs incurred by it during the entire Research Program.

            V. CONFIDENTIALTY OF INDEPENDENT AND PROGRAM INFORMATION

      5.1 Confidentiality and Nonuse Abbott and RiboGene agree that, for a period of ten (10) years from the Effective Date, each will treat as confidential, limiting access to the Receiving Party employees and confidentiality-bound consultants who must know information for purposes anticipated by this Agreement, and otherwise using at least the

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   the omitted portions.

same internal security procedures and at least the same degree of care that it uses to protect its own confidential, proprietary information, but in no event less than reasonable care, to prevent the other party's Independent Information that it receives and accepts under this Agreement, and Program Information, according to the provisions of Section 5.4, generated under the provisions of this Agreement, from entering the public domain or falling into the hands of independent third parties, or from being used for its own benefit or the benefit of any third party, except for purposes of this Agreement. No right to use, or any title or license to the other party's Independent Information or Program Information, other than the right to use such Independent Information and Program Information for purposes of this Agreement, shall vest in the Receiving Party or the Collateral Party, as the case may be, by virtue of disclosure, or the existence of this Agreement, or the conduct of the Research Program. Should either party use one or more independent consultants or collaborators for purposes of this Agreement, that party shall execute appropriate confidentiality agreements with any such third party consultant(s) or collaborator(s) in order to protect the secrecy of the other party's proprietary information.

      5.2 Required Disclosure If either party is required by a governmental regulatory agency or court of competent jurisdiction to disclose either the other party's Independent Information or Program Information, deemed confidential to the other party under the provisions of Section 5.4, or to disclose other details of this Agreement or of the Research Program, the party subject to such requirement shall: (a) inform the other party as soon as practical of such requirement; (b) reasonably cooperate with the other party in efforts such other party may decide to take to try to protect its Independent Information and/or Program information; and (c) release such Independent Information and/or Program Information or other Program or Agreement details in response to such requirement to the extent, and only to the extent, required by such authority.

      5.3 Return of Independent and Program Information Upon expiration of this Agreement, and the request of the original Disclosing Party or Beneficiary Party, as the case may be, or upon early termination hereof, the Receiving Party or Collateral Party, as the case may be, shall, within one (1) month of such request or early Agreement termination, return or deliver all copies of the Disclosing Party's Independent Information, as well as Program Information deemed confidential to such party under the provisions of
Section 5.4, which Independent Information and Program Information is then in the Receiving Party's/Collateral Party's possession, to the Disclosing Party/Beneficiary Party, but the Receiving Party/Collateral Party, as the case may be, may retain one (1) complete documentation copy of that Independent and/or Program Information for archival purposes, only to assure compliance with this Agreement, but shall not thereafter use or disclose any of the Disclosing Party's Independent Information and/or the Beneficiary Party's Program Information or claim any rights thereto.

      5.4 Program Information All Program Information generated under this Agreement shall be considered confidential by the party generating and the party receiving such information from generation thereof through at least ninety (90) days after the Receiving Party has received a reasonably-detailed description of such Program information. RiboGene shall deem Program Information which relates to Abbott Compounds and/or RiboGene Leads, and the characteristics, processes for making and use thereof, and is identified and summarized in reasonable detail in a writing, marked "Confidential", that is provided to RiboGene by Abbott within the above-described ninety (90)-day period, to be Abbott's property (Abbott being the "Beneficiary Party" and RiboGene being the "Collateral Party", in this case) and to treat it in the same way it would treat Abbott's Independent Information under the provisions of Section 5.1. Abbott shall likewise deem Program Information which relates to the RiboGene's proprietary screening and lead-identification technologies (i.e., Know-how) existing on the Effective Date, and is identified and summarized in reasonable detail in a writing, marked "Confidential", that is provided to Abbott by RiboGene within the above-described ninety (90) day period, to be RiboGene's property (RiboGene being the "Beneficiary Party" and Abbott being the "Collateral Party", in this case) and to treat it in the same way it would treat RiboGene's Independent Information under the provisions of Section 5.1. Program Information which relates to one or more Program Inventions or Joint Program Inventions, according to the provisions of Section 6.4, shall be kept confidential by both parties at least until Abbott can determine the commercial relevance or value of such Program Information or Joint Program Invention, which Abbott will make all reasonable efforts to do in a reasonable amount of time. RiboGene may request Abbott, at any time, to release any portion of Program Information from the foregoing confidentiality restrictions and Abbott will not unreasonably refuse such request. Unless such Program Information is released by Abbott or otherwise published in a patent application, such Program Information shall be considered confidential by both parties at least during the Research Term.

      5.5 Nondisclosure of Third Party Confidential Information Neither party shall disclose to the other any information which is confidential and/or proprietary to any independent third party.

      5.6 Publicity Except as permitted under Section 5.7, neither party shall make any press release, or create any advertising, sales or other promotional literature referring to this Agreement or the relationship hereunder, or, except as required by applicable laws or regulations, make any other public written or oral disclosure or statements relating to the Research Program or the relationship between the parties created by this Agreement, including stating, implying or suggesting that any form of joint venture, affiliation or other association exists as a result of this Agreement between RiboGene and Abbott, without the prior written approval of the other party, which approval shall not be unreasonably withheld.

      5.7 Permitted Disclosure Abbott may disclose such information related to the Research Program as is essential to enable Abbott to carry out the evaluation and/or development of any product, process or service discovered or developed employing results of the Research Program or to secure a governmental approval therefor.

      5.8 Publications Each party shall submit to the other, at least forty-five (45) days prior to submission for publication or from otherwise sharing with independent third parties, either the draft of any manuscript comprising details of or results from the Research Program that such furnishing party intends to submit for publication, or the subject matter comprising such details or results that it would otherwise like to share with independent third parties. Within such forty-five (45)-day period, the receiving party will advise the furnishing party, in good faith, of any potential material adverse consequences of such disclosure perceived by the receiving party. The furnishing party may then either (i) delete the sensitive Independent Information and/or Program Information from the manuscript and substitute scientifically-meaningful information that does not contain the receiving party's Independent Information or its Program Information still subject to confidential treatment by the furnishing party according to the provisions of Section 5.4, or (ii) suspend plans for such publication or other disclosure. Upon Abbott's request, or Abbott's approval of RiboGene's request, RiboGene shall acknowledge Abbott's support of the Research Program in approved scientific publications or other approved communications.

                        VI. RIGHTS TO PROGRAM INVENTIONS

        6.1 Disclosure of Inventions Program Inventions shall be promptly disclosed by the originating party to the other party, and Joint Program Inventions shall be promptly fully shared between the parties.

        6.2 Determination of Inventorship Upon the sharing of reasonably-full details of such Program Inventions and Joint Program Inventions, the respective patent authorities of the parties shall determine inventorship of such Program Inventions and Joint Program Inventions, in good faith, according to United States patent practice. In the event such patent authorities of the parties cannot agree on the determination of inventorship of a Program Invention or Joint Program Invention, the parties shall jointly refer the question of such inventorship to independent outside patent counsel jointly selected and paid in equal measure by the parties, and the parties shall be bound by the determination of inventorship of the Program invention or Joint Program Invention made by such independent patent counsel.

        6.3 First Assignment of Rights The respective patent authorities of the parties shall make an initial determination of the subject matter of the Program Invention or Joint Program Invention, using all reasonable efforts to resolve any disagreement between them, and based on that/those determination(s), Program Inventions or Joint Program Inventions which directly relate to Abbott Compounds and/or RiboGene

Leads and the processes of making and use thereof shall be assigned to Abbott, with all rights to make, have made, import, use, offer to sell, sell and/or sublicense such Program Inventions or Joint Program Inventions, regardless of the inventorship of such Inventions, and Program Inventions or Joint Program Inventions which directly relate to RiboGene's proprietary screening and lead-identification technologies in existence as of the Effective Date shall be assigned to RiboGene, with all rights to make, have made, import, use, offer to sell, sell and/or sublicense such Program Inventions or Joint Program Inventions, regardless of the inventorship of such Inventions. Abbott shall be responsible for all decisions, with reasonable consideration of the confidentiality interests of RiboGene, as well as for all costs related to all preparation and filings (domestic and international), and related patent prosecution, issuance, maintenance, enforcement and defense, according to Abbott's patent policies and procedures, directly related to Abbott Compounds and/or RiboGene Leads and the processes of making and use thereof. RiboGene shall be responsible for all decisions, with reasonable consideration of the confidentiality interests of Abbott, as well as for all costs, related to all preparation and filings (domestic and international), and related patent prosecution, issuance, maintenance, enforcement and defense, according to RiboGene's patent policies and procedures, directly related to RiboGene's proprietary screening and lead-identification technologies in existence as of the Effective Date. Each Collateral Party, under this Section 6.3, shall cooperate with the Beneficiary Party's designated patent counsel to provide reasonable assistance, at the Beneficiary Party's expense, in any activities the Beneficiary Party chooses to pursue to protect its interests In such Program Inventions and/or Joint Program Inventions, without any obligation to or remaining right In that Collateral Party under any resulting patent(s). However, neither party shall have any obligation to the other party to file, prosecute, issue, maintain, enforce or defend any patent application or patent claiming a Program Invention or Joint Program Invention related to its interests as delineated immediately above.

        6.4 Alternate Assignment of Rights (a) As to any Program Inventions which do not fit Into either the category directly assignable to Abbott or the category directly assignable to RiboGene according to the provisions of Section 6.3, which are made solely by Inventors who are employees or associates, at the time of inventive contribution, of either RiboGene or Abbott, the party of which the inventors are employees or associates, shall have the right to elect to retain title to those Program Inventions.

If the party, the employee(s) of which is/are sole inventor(s) of such Program Invention, is Abbott, Abbott shall be responsible for all decisions and costs related to whether to file for patent protection, as well as to the preparation, domestic and/or foreign filing(s), related patent prosecution, issuance, maintenance, enforcement and defense of patent applications and/or patents covering such Program Invention, according to its patent policies and procedures.

If that party is RiboGene, RiboGene shall offer the Program Invention to Abbott, and if, within forty-five (45) days of receiving a reasonably-detailed written description of the Program Invention, Abbott notifies RiboGene that Abbott is interested in having a nonexclusive license, with the right to sublicense only for Abbott's direct research and/or production benefit, under any resulting patent rights in such Program Invention, Abbott shall, in good faith, assume the responsibility, employing standards and criteria no less rigorous than it employs with respect to the protection of its own inventions of similar scientific and commercial value, keeping RiboGene fully aware of the filing and status of any patent application(s) and/or patent(s) covering such Program Invention and involved with pertinent decisions with respect to such patent application(s) and/or patent(s) and fully considering RiboGene's interests and suggestions with respect to the scope and content of such application(s) and/or patent(s), for preparing, in cooperation with RiboGene's designated patent counsel, filing (domestic and foreign--with RiboGene as assignee of such application(s)), prosecuting, issuing, maintaining, defending and enforcing such patents and/or patent applications, including assuming all costs, and receiving for its own benefit all recoveries, associated with all patent applications and/or patents in which it has an interest. Failure by Abbott to notify RiboGene, within such forty-five (45) day period, of Abbott's interest in having a nonexclusive license to such Program invention shall be deemed to be a waiver of Abbott's interest in such a license.

In cases of a RiboGene Program Invention in which Abbott notifies RiboGene that Abbott has no interest, or after forty-five (45) days following Abbott's receipt of a reasonably-detailed description of such Program Invention when Abbott has not indicated an interest to RiboGene, or in specific cases of actual or possible patent application(s) and/or patent(s) claiming such RiboGene Program Invention in jurisdictions in which Abbott has no or no longer has an interest, Abbott, according to the particular circumstances, shall relinquish all rights to and interest in such Program Invention to RiboGene and/or shall offer to assign such patent application(s) and/or patent(s) claiming such RiboGene Program Invention to RiboGene, or if RiboGene has no interest, may abandon such patent application(s) and/or patent(s), at Abbott's option and according to Abbott's policies. Upon either relinquishing its interest or assigning such patent application(s) and/or patent(s) to RiboGene, Abbott shall cooperate with and provide reasonable assistance to RiboGene, at RiboGene's expense, for any activities RiboGene chooses to pursue with respect to such patent application(s) and/or patent(s) claiming such Program Invention, including filing patent application(s), or assuming all rights to the filing(s) or other actions that Abbott has already taken with respect to that Program Invention, and/or taking such other action(s) as it desires, in its sole discretion and at its sole expense from then on, with respect to such Program Invention, and Abbott will consequently have no rights or obligations relative to patent rights covering that particular Program Invention either anywhere or in particular jurisdictions, as the case may be.

        (b) As to any Joint Program Inventions which do not fit into either the category directly assignable to Abbott or the category directly assignable to RiboGene according to the provisions of Section 6.3, wherein employees or associates of each of the parties have been identified as inventors of the same invention conceived and reduced to practice under the Program, according to United States patent practice, each party may elect to retain its undivided interest in such Joint Program Invention and will consult with the other party on whether and where to file patent applications on such Joint Program Invention.

If, within forty-five (45) days of the mutual written agreement that there is a Joint Program Invention on which one or more patent applications should be filed, Abbott notifies RiboGene that it is interested in retaining its undivided interest under any resulting patent rights in such Joint Program Invention, Abbott shall, in good faith, assume the responsibility, employing standards and criteria no less rigorous than it employs with respect to the protection of its own inventions of similar scientific and commercial value, keeping RiboGene fully aware of the filing and status of any patent application and/or patent covering such Program Invention and involved with pertinent decisions with respect to such patent application and/or patent and fully considering RiboGene's interests and suggestions with respect to the scope and content of such application and/or patent, for preparing, in cooperation with RiboGene's designated patent counsel, filing (domestic and foreign--with both Abbott and RiboGene being named assignees of such application(s)), prosecuting, issuing, maintaining, defending and enforcing such patent applications and/or patents, including assuming all costs associated with all patent applications and/or patents in which it continues to have an interest.

As in Section 6.4(a), in cases of actual or possible patent applications and/or patents claiming a particular Joint Program Invention in jurisdictions in which Abbott has no or no longer has an interest, or if Abbott has no interest in retaining its rights In such Joint Program Invention, Abbott, according to the particular circumstances, shall relinquish all rights to, interest in or obligations under any patent application or patent covering such Joint Program Invention to RiboGene, and/or shall offer to assign such patent applications and/or patents to RiboGene, or if RiboGene has no interest, the, parties will jointly abandon such patent application(s) and/or patent(s), according to Abbott's policies. Upon either relinquishing its interest or assigning such patent application(s) and/or patent(s) to RiboGene, Abbott shall cooperate with and provide reasonable assistance to RiboGene, at RiboGene's expense, for any activities RiboGene chooses to pursue with respect to such patent applications and/or patents, including filing patent application(s), or assuming all rights to the filing(s) or other actions that Abbott has already taken with respect to that Joint Program Invention, and/or take such other action(s) at it/they desire(s), in, its/their sole discretion and at its/their sole expense from then on, with respect to such Joint Program Invention, and Abbott will consequently have no rights or obligations relative to patent rights covering that particular Joint Program Invention either anywhere or in particular jurisdictions, as the case may be.

        6.5 Ownership Rights RiboGene acknowledges that Abbott shall have full ownership, title, interest and all rights in and to all Abbott Compounds and, subject to the provision of the second sentence of Section 1.20, each RiboGene Lead provided under this Agreement, to the extent that RiboGene is able to grant such exclusive ownership to same, and that Abbott, at its own expense, may use such Abbott Compounds and/or RiboGene Leads in any manner that Abbott, at its sole option, shall choose, not limited to development of such Abbott Compound and/or RiboGene Lead for an indication identified with the Research Program. RiboGene shall not disclose any information which is specific to such Abbott Compounds and/or RiboGene Leads, not including information related to RiboGene Intellectual Property which does not involve Abbott Compounds and/or such RiboGene Leads, except pursuant to the Research Program. Any Information, inventions or discoveries (whether patentable or not), innovations, ideas, communications, correspondence, notes, laboratory notebooks, reports, data, records, results, and all derived products, which are conceived, reduced to practice, made or developed by or for Abbott with such Abbott Compounds, RiboGene Leads and/or Product(s) based thereon, as well as all files, registrations or marketing approvals related to such Abbott Compounds, RiboGene Leads and/or Product(s), shall be the sole property of Abbott. Abbott acknowledges that, under this Agreement, Abbott shall have no right to restrict RiboGene's activities with any compound or material other than Abbott Compounds and RiboGene Leads.

        6.6 Invention Use During the Research Term Notwithstanding any of the ownership and/or rights provisions of Sections 6.3, 6.4 and 6.5, RiboGene shall have a nonexclusive, nontransferrable, royalty-free license to practice any Program Invention assigned to Abbott and/or Joint Program Invention for purposes of the Research Program during the Research Term.

        6.7 Invention Rights Following the Research Term Following the termination or expiration of the Research Term, each party may practice any Program Invention and/or Joint Program Invention for which that party is the sole or joint title holder and/or patentee, and for which it has not forfeited its rights, according to the provisions of Section 6.4, without obligation to the other party. Also following such termination or expiration, RiboGene shall also be free to nonexclusively license its rights to Program Invention(s) under Section 6.4(a) or Joint Program Invention(s) under
Section 6.4(b) that are solely or jointly assigned to RiboGene, and may exclusively license such rights to such Program Invention(s) and Joint Program Invention(s) in which Abbott has failed to exercise or has disclaimed an interest, without obligation to Abbott.

                    VII. WARRANTIES AND LIMITATIONS ON RIGHTS

        7.1 RiboGene Warranties RiboGene hereby represents and warrants to Abbott that, as of the Effective Date: (a) RiboGene has or will have upon execution of this Research Agreement and the fulfillment of Abbott's financial obligations hereunder, all the requisite resources, power and authority to execute, deliver and perform this Agreement based on RiboGene's assumptions regarding its funding requirements; (b) RiboGene will commit the resources and skilled personnel necessary to fulfill its obligations under the Research Program and will spend the research funds provided by Abbott hereunder solely in support of the Program and for RiboGene's fully-burdened expenses related specifically thereto; (c) the terms of this Agreement are not inconsistent with any other contractual and/or legal obligations it may have, or with its policies or the policies of any entity with which it is associated; (d) RiboGene believes to the best of its knowledge, that it owns or otherwise has all necessary rights to the screening and lead-identification technology and other RiboGene Intellectual Property in existence as of the Effective Date that it proposes to apply in the Research Program, and will own or otherwise have all necessary rights to the anticipated screening and lead-identification technology and other RiboGene Intellectual Property that it is developing and proposes to apply in the Research Program; (e) it has experience with respect to the safety and handling of the types of biological materials and synthetic chemicals that it may be screening for Abbott hereunder; (f) it will provide all safety and handling information related to materials, including RiboGene Compounds, or other results coming from the Research Program and all know-how related thereto of which it is aware, upon delivery of such materials or results to Abbott; (g) it has not and shall not engage in any act inconsistent With this Agreement, particularly that would allow any third party, including any government or government agency, to acquire, own or possess any right or interest inconsistent with Abbott's rights in any invention (whether patentable or not), trade secret, or other proprietary right that arises out of or is made as a consequence of this Agreement; and (h) this Agreement has been duly authorized and, when executed and delivered by RiboGene, shall constitute a legal, binding obligation, enforceable against RiboGene, according to its terms.

        7.2 Limitation on Warranties RiboGene makes no representation or warranty that the RiboGene Compounds identified to Abbott by. RiboGene hereunder are novel entities or will not infringe the patent rights of others, but only that the RiboGene Compounds which may be provided to Abbott hereunder will be representative samples of such entities.

        7.3 Disclaimer Abbott and RiboGene each understands that neither party can guarantee the reliability of its research findings and conclusions, and therefore, except as expressly set forth in this Agreement, NEITHER PARTY HAS MADE OR MAKES ANY GUARANTEES AND EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY PROVIDED HEREIN. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF DESIGN, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT ANY RIBOGENE OR ABBOTT COMPOUNDS IDENTIFIED IN THE RESEARCH PROGRAM WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY INDEPENDENT THIRD PARTY. FURTHER, THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES ARISING FROM THE COURSE OF DEALING, USAGE OR TRADE PRACTICES, OR OF ANY OTHER KIND.

        7.4 Limitations on Rights Nothing In this Agreement shall be construed as:

            (a) conferring rights to use in advertising, publicity, promotional or sales literature the name of the other party. or anything relating to the Research Program, without the prior written consent of the other party In each instance; or

            (b) granting, by implication, estoppel, or otherwise as a result of this Agreement, any activities hereunder or the relationship of the parties, any license, title, ownership or other rights to the other party's Independent Information or Program Information or under patents or know-how of the other party except as necessary to accomplish the purposes of the Research Program and this Agreement or except as explicitly provided herein.

Each party acknowledges that, by virtue of this Agreement it acquires only such rights as set forth under the terms and conditions of this Agreement.

                         VIII. LIABILITIES AND INDEMNITY

        8.1 Liabilities Each party shall assume the responsibility for and will pay all costs and expenses (including reasonable attorneys' fees and expenses of litigation) related to liability, losses or damage to property, including environmental, and injury or death to any persons, including employees of either, incurred in connection with any claims, suits, actions, demands or judgments arising out of (a) any failure by such party to strictly adhere to safety instructions, precautions and information provided by the other party and/or other generally-recognized safety practices for the storage, handling, use and/or disposal of any biological, chemical or other materials employed under or resulting from this Agreement; (b) any use by such party of information or materials developed under the Research Program or the use, handling, storage or disposal of any Abbott Compound(s) or RiboGene Compound(s) resulting from the Research Program, except in reliance on a willful or grossly negligent misrepresentation or wrongdoing of the other party; or (c) any noncompliance or breach of this Agreement or other willful or negligent act or omission on its part in the performance of activities and/or obligations under this Agreement. Each party shall, however, provide the party assuming responsibility with assistance and/or information, at the responsible party's reasonable expense, with respect to any charge, claim, investigation or proceeding. EXCEPT AS SET FORTH IN SECTION 8.2, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR ANY CONSEQUENTIAL, SPECIAL INCIDENTAL, OR INDIRECT DAMAGES OF SUCH OTHER PARTY, HOWEVER CAUSED AND/OR ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT.

        8.2 Indemnification Each party (the "Indemnifying Party") shall defend the other party and such other party's agents, Affiliates, employees, officers, directors, shareholders and permitted successors and assigns (collectively, the "Indemnified Parties") against any claim made against any or all of the Indemnified Parties by any third party, to the extent that such claim arises out of any negligent, reckless or intentionally wrongful act or omission of the Indemnifying Party or breach of this Agreement by the Indemnifying Party. The Indemnifying Party shall either settle such claim or pay all damages awarded against any or all of the Indemnified Parties by a court of competent jurisdiction as a result of such claims, but no indemnification shall necessarily be provided for such claim if the particular Indemnified Party(ies) does/do not notify the Indemnifying Party promptly in writing of the claim, give the Indemnifying Party the exclusive control of the defense and settlement thereof, and provide all reasonable assistance In connection with the defense or settlement thereof, at the Indemnifying Party's expense.

                             IX TERM AND TERMINATION

        9.1 Term This Agreement shall be effective upon the Effective Date and shall continue in effect through the expiration or termination of the Research Term, unless extended in writing in accordance with the provisions of Section 9.2.

        9.2 Possible Extension Upon the mutual agreement of the parties, this Research Agreement may be extended for a period and under such other provisions and/or amendments to the provisions of this Agreement, to be agreed upon in good faith negotiations between the parties.

        9.3 Termination Without Breach Prior to the expiration of the Research Term, Abbott may terminate this Agreement in its entirety without cause upon sixty (60)-days written notice to RiboGene. Upon such termination, Abbott shall reimburse RiboGene for all documented, reasonable irrevocable commitments made by RiboGene on behalf of the Research Program that are not covered by payments made by Abbott to RiboGene prior to such termination, but in no event shall Abbott be obliged to make payments to RiboGene which shall result in total aggregate payments, according to the provisions of Article IV, of more than Five million U.S. dollars (USD5,000,000) without the prior written approval of Abbott. RiboGene shall, however, use all reasonable efforts to mitigate these costs by, inter alia, reassigning personnel and transferring supplies, materials and/or technology, where practical. In the event of any overpayment by Abbott, RiboGene shall remit the same to Abbott within thirty (30) days of the termination of the Research Program.

        9.4 Effect of Breach In the event of a breach by RiboGene of any material provision of this Agreement, or default by Abbott of any of Abbott's financial obligations to RiboGene or a material breach by Abbott of Abbott's confidentiality obligations hereunder, the aggrieved party shall give the party in breach or default thirty (30)-day written notice to cure or substantially cure such breach or default. If the breach or default is not cured or not substantially cured within such thirty (30)-day period, the aggrieved party shall immediately submit any dispute raised in a response to the aggrieved party's written notice to the Alternative Dispute Resolution provisions of
Section 10.7, and only if the other party fails to honor the resolution of the Alternative Dispute Resolution procedures may the aggrieved party terminate this Agreement upon giving final written notice to the other party.

        9.5 Effect of Bankruptcy or Agreement Revision Abbott may terminate this Agreement upon the filing of a voluntary petition in bankruptcy by RiboGene or a third party's filing of an involuntary petition in bankruptcy with respect to RiboGene, which involuntary petition is not dismissed within forty-five (45) days after the filing thereof, or if removal of a material part or parts of this Agreement which are found to be void, invalid or unenforceable according to the provisions of Section 10.9 would so substantially impair the value of the whole Agreement to Abbott as to make continuance Impractical. If at any time during the anticipated term or any extended term of this Agreement RiboGene files for bankruptcy or an involuntary petition with respect to RiboGene is not dismissed, and providing Abbott shall have paid to RiboGene or trustee(s) therefor at least one million U.S. dollars (USD1,000,000) anticipated under the provisions of
Section 4.1 and all reasonable additional amounts, If any, that are owed to RiboGene for activities actually fulfilled under the provisions of an extension to this Agreement, provided for in Section 9.2, Abbott shall receive sufficient representative amounts of all RiboGene Compound(s), whether originally independently owned by or licensed to RiboGene or subsequently owned, purchased or licensed by RiboGene during the Research Term, to complete or have completed the

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

anticipated Provisions and/or possibilities of this Agreement and shall thereafter have a fully paid-up, nonterminable, nonexclusive license from RiboGene and/or its trustee(s) to screen and/or otherwise use RiboGene Compounds and RiboGene Intellectual Property to complete the anticipated provisions and/or possibilities of the Research Program. At Abbot's option, Abbott shall have the right under RiboGene Intellectual Property to make, have made, import, develop, use, and otherwise evaluate Abbott Compounds and/or RiboGene Compounds, and, with RiboGene's trustee(s) acting in RiboGene's stead, the right to obtain an exclusive license to make, have made, import, use, offer for sale and sell RiboGene Compounds and/or Products for consideration (i) equal to 100% of that anticipated in the License Agreement, in the event that RiboGene files for bankruptcy, or an involuntary petition with respect to RiboGene is not dismissed within forty-five (45) days after the filing thereof, after the conclusion of the Research Term, or (ii) that shall be negotiated in good faith between Abbott and the trustee(s), but will be no more than fifty percent (50%) of that anticipated in the License Agreement, in the event that RiboGene files for bankruptcy, or an involuntary petition with respect to RiboGene is not dismissed within forty-five (45) days after the filing thereof, prior to the conclusion of the Research Term.

        9.6 Consequences of Termination Expiration or termination of this Agreement by either party shall not affect the rights and obligations of the parties that have accrued prior to the effective date of termination of this Agreement, including provisions referenced In the License Agreement which survive this Agreement, to the extent such survival is necessary for the interpretation of a provision of the License Agreement. Should Abbott terminate this Agreement under the provisions of Section 9.3, or should Abbott fail to honor the resolution of the Alternative Dispute Resolution provisions of Section
10.7 initiated by RiboGene under the provisions of Section 9.4, RiboGene's obligation under Section 2.9 shall terminate immediately upon termination of this Agreement.

                                X. MISCELLANEOUS

        10.1 Notices All notices required or permitted hereunder shall be transmitted, or at least immediately affirmed, in writing by facsimile, followed by confirmation of that facsimile either by registered or

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   the Commission. Confidential treatment has been requested with respect to the omitted portions.

certified mail, postage prepaid, return receipt requested, or by overnight courier, addressed as follows, or to such other address as may be designated from time to time by notice given by the respective party:

If to Abbott:         Abbott Laboratories
                      100 Abbott Park Road
                      Abbott Park, Illinois 60064-3500
                      Facsimile No.: (847) 938-1674
                      Attention: V.P., Anti-Infective Discovery, PPD R&D

                      cc: Vice President, Pharmaceutical Discovery
                      cc: Legal Division

If to RiboGene:       RiboGene, Inc.
                      21375 Cabot Boulevard
                      Hayward, California 94545
                      Facsimile No.: (510) 293-2596
                      Attention: President and CEO

         10.2 Independence of Parties The status of each party under this Agreement is that of an independent contractor, and neither party has the right or authority to assume or create any obligation, accept legal process, make commitments, incur any charges or otherwise bind or act on behalf of the other or limit the other in any manner whatsoever, except as expressly stated herein. Neither this Agreement nor any act hereunder shall be construed as constituting the foundation of a partnership, association, agency, joint venture or any other entity.

        10.3 Impact on Other Relationships Neither the existence of this Agreement nor the relationship of the parties hereunder shall impede either party from engaging in any Independent activity, or, except as provided in
Section 2.9, as modified by Section 2.10, from entering into or continuing any agreement with any third party directed to screening activities and commercial candidate compound identification.

        10.4 No Third-Party Beneficiaries No person or entity not a party to this Agreement, including any employee of either party to this Agreement, shall have or acquire any rights by reason of this Agreement, nor shall any party have any obligations or liabilities to such person or entity by reason of this Agreement, except as provided under the provisions of Article VIII.

        10.5 No Waiver Failure by either party to enforce, or delay in exercising, or partial exercise of any covenants or rights or remedies under this Agreement shall not be deemed or construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other or subsequent instances.

      10.6 Merger Clause This Agreement constitutes the complete and entire understanding between the parties with respect to the screening and lead identification activities anticipated hereunder, superseding and replacing all prior oral or written agreements (except for the accrued rights and obligations of the June 8, 1995 Confidential Disclosure Agreement and June 7, 1995 Materials Transfer Agreement between the parties), communications, representations, proposals, or negotiations specifically relating to the activities hereunder and subject matter hereof. No change or addition to or variation or amendment of this Agreement, nor any cancellation or waiver of any of the terms or provisions hereof, nor any alteration or modification of any of the terms and conditions hereof, shall be effective or valid and binding on either party unless in writing and signed by a duly-authorized representative of each party.

        10.7 Alternative Dispute Resolution The parties shall attempt to amicably resolve disputes arising between them regarding the validity, construction, enforceability or performance of the terms of this Agreement, and any differences or disputes in the interpretation of the rights, obligations, liabilities and/or remedies hereunder, which have been identified in a written notice from one party to the other, by good faith settlement discussions between their respective representatives. If the parties have failed to satisfactorily resolve the dispute or difference after receipt of such written notice and twenty-eight (28) calendar days having expired without the parties having reached a satisfactory resolution, either party may initiate Alternative Dispute Resolution ("ADR") procedures, during which each party shall have the right to be represented by counsel, for resolution of all such disputes.

A. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) calendar days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

B. Within twenty-one (21) calendar days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

               (a) The CPR shall submit to the parties a list of not less than five (5) candidates, believed qualified to undertake an ADR relating to the subject matter in dispute, within fourteen (14) calendar days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

               (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her Impartiality.

               (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR, within seven (7) calendar days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

               (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two
                      (2) candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs B(a) - B(d) shall be repeated.

C.      No earlier than twenty-eight (28) calendar days or later than fifty-six
        (56) calendar days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

D. At least seven (7) calendar days prior to the hearing, each party shall submit the following to the other party and the neutral:

               (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

               (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

               (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

               (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty
                      (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

        Except as expressly set forth in subparagraphs D(a) - D(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

E. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

               (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

               (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

               (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

               (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

               (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

F. Within seven (7) calendar days following completion of the hearing, each party may submit to the other party and the neutral a posthearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

G. The neutral shall rule on each disputed issue within fourteen (14) calendar days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

H. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

               (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

               (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

I. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

J. Except as provided in paragraph I or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

        10.8 Headings. Article and Section headings are inserted in this Agreement for convenience of reference only and no construction, meaning, interpretation or inference shall be derived from them.

     10.9 Governmental Compliance and Effect of Invalidity. This Agreement and performance hereunder is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect, for any reason, that invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein, with the other provisions of this Agreement remaining in force.

        10.10 Assignability. This Agreement and the rights, obligations, privileges, and interests hereof may not be assigned by either party, except that either party may assign this Agreement and rights and interests, in whole or in part, (i) to any of its Affiliates, provided that the assigning party continues to guarantee the performance of such

Affiliate(s), or (ii) with the consent of the other party, which consent shall not be unreasonably withheld, to any purchaser of all or substantially all of its stock or assets of such party (including the assets associated with the Research Program), or to any acquirer or successor corporation resulting from any merger or consolidation with or into such successor corporation.

         10.11 Succession. This Agreement and the rights and obligations granted and undertaken hereunder shall be binding upon and enure to the benefit of the parties hereto, and their permitted assign(s), successor(s), trustee(s) or receiver(s) in bankruptcy.

        10.12 Government Compliance. RiboGene and Abbott shall comply with all federal, state, and local laws, ordinances and regulations applicable to the shipment, handling, storage, testing, use, development, sale and/or disposal of any compound or peptide hereunder.

        10.13 Governing Law. The validity, construction, and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, U.S.A., excluding its choice of laws provisions.

        IN WITNESS WHEREOF, authorized representatives of the parties have duly executed this Agreement in duplicate.

RIBOGENE, INC                      ABBOTT LABORATORIES

By: /s/ CHARLES J. CASAMENTO       By: /s/ THOMAS R. HODGSON
   ------------------------------     ----------------------------------------
Name: Charles J. Casamento         Name: Thomas R. Hodgson

Title: Chairman,  President & CEO  Title: President and Chief Operating Officer
      ---------------------------        --------------------------------------

Date:  April 26, 1996              Date: April 24, 1996
      ---------------------------       --------------------------------------

                                    EXHIBIT A



COUNTRY     APPLICATION NO.     FILING DATE       PATENT NO.        ISSUE DATE
  U.S        08/328,258           10/24/93
 (PCT)        94/12,161           10/14/94

                                    EXHIBIT I

                      ABBOTT/RIBOGENE ANNUAL RESEARCH PLAN
                      FOR ANTIFUNGAL COMPOUND DEVELOPMENT
                            (April, 1996-April, 1997)


This Exhibit represents the initial Annual Research Plan, stating the objectives and describing the activities for the first Contract Year of the Research Program under the Abbott-RiboGene Research Agreement of April, 1996. Modifications to this Program will occur as the result of further discussions of the Joint Management Team (JMT). It is understood that the conditions and other provisions of the Research Agreement apply and control this Exhibit in all respects.

RESEARCH GOALS
The Abbott/RiboGene Research Program shall be focused on, but not limited to, research and development directed to both oral and intravenous forms of compounds, which have broad spectrum antifungal activity, for use in treatment of systemic fungal infections. An objective of this Research Program during the initial phase (the period after the Research Agreement is signed, but before the JMT has convened) of the Agreement is to capitalize on the full potential of RiboGene's proprietary and novel approaches to developing inhibitors of fungal protein translation.

RESEARCH PROGRAM COMPONENTS

PRIMARY SCREENS
It shall be the priority of RiboGene scientists to complete the screening of RiboGene libraries through RiboGene's GCN4 and yEF-3 primary translation inhibition screening assays. Upon signing of the Research Agreement, Abbott will begin to provide compounds from Abbott's library to RiboGene for screening in these same two primary assays. The rate, at Abbott's option, at which these compounds will be provided to RiboGene shall be targeted to providing RiboGene with samples of all compounds to be tested from the Abbott library over a 12 month period.

SECONDARY SCREENS
Compounds identified as reactive in the primary screens will undergo further testing at RiboGene and at Abbott. RiboGene will perform in vitro translation testing using both fungal and mammalian translation systems. The spectrum of antifungal activity for compounds identified by the primary screens will be determined at Abbott and will include, but not be limited to, testing vs. [*] species.

TERTIARY SCREENS

Compounds identified by the JMT as candidates for tertiary screening will be tested at Abbott in in vivo models of acute and chronic fungal infections. In addition, Abbott will perform appropriate pharmacokinetic and acute toxicity studies on these compounds.

CHEMISTRY
The JMT shall determine which RiboGene Compounds should be structurally modified at Abbott using traditional medicinal chemistry and/or combinatorial chemistry methods to attempt to improve the pharmaceutical properties of these compounds. All compounds which represent modifications of RiboGene Compounds derived from these approaches shall be evaluated for protein synthesis inhibition and antifungal activity at both RiboGene and Abbott.

DEVELOPMENT OF NEW ANTIFUNGAL PRIMARY SCREENING ASSAYS RiboGene will initiate and direct and Abbott will participate in planning research toward the development of new translation-based primary screening assays which identify [*] inhibitors and compounds which suppress [*] during the first 8 months of the Research Program. The goal during this period is to bring on line 2 additional primary screens, one within 6 months, and one within 8 months from the Inception of the Research Program.

DATA MANAGEMENT Abbott and RiboGene shall organize an electronic system of Research Program data collection, management and sharing within a period not to exceed 45 days from the beginning of the Research Program. Abbott shall communicate such information regarding its computerized data collection/management systems and software for



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
recording and tracking data to allow RiboGene to establish Abbott-compatible systems within its laboratories and to develop an electronic data sharing system for communicating information relating to antifungal compounds which result from the Research Program. This system is also intended to facilitate rapid and complete integration of data generated in RiboGene's translation inhibition antifungal screening of Abbott Compounds into the Abbott library database. Certain biological and chemical data concerning RiboGene Compounds and certain Abbott Compounds, for which there are no previous restrictions to other Abbott or confidential third party collaborations, may also be made available to RiboGene through this database on a confidential basis. Similarly, Abbott shall treat as confidential, and not disclose to a third party without prior consent from RiboGene, confidential information provided to this database by RiboGene. RiboGene will ensure that they have in place appropriate instrumentation and software to facilitate rapid and timely communication of data between RiboGene and Abbott.

STRATEGIC PROJECT MANAGEMENT
In order to fully capitalize on the diversity of backgrounds, creativity and intellectual contributions of all parties, the JMT and possibly additional designates of each party shall meet together with the RiboGene Scientific Advisory Board to discuss antifungal drug development strategies and related scientific issues within the first 90 days after the Research Agreement is signed.

Certain antifungal compounds may be identified by the JMT as potential clinical candidates based on scientific evidence. The ultimate decision to move such a compound forward into clinical trials shall be the sole responsibility of Abbott and will include, but not necessarily be limited to, an evaluation of the compound's competitive efficacy and safety profile, formulation of the compound, the degree of difficulty and cost of manufacturing the particular compound and the antifungal marketplace. Abbott shall inform RiboGene in a timely manner regarding its decisions on clinical development of antifungal compounds resulting from the Research Program.

COMMUNICATION
Abbott and RiboGene scientists will communicate by phone, telefax, mail, or through approved and properly protected computerized networks in order to insure timely exchange of information between parties. Hard copies of all data and overheads shall be provided